Exhibit 99.1

                       NEW BRUNSWICK SCIENTIFIC CO., INC.
         P.O. Box 4005 - 44 Talmadge Road - Edison, NJ 08818-4005 U.S.A.

INVESTOR CONTACTS:

Thomas Bocchino                           Matthew J. Dennis, CFA
Vice President, Finance and Treasurer     NBS Investor Relations
New Brunswick Scientific Co., Inc.        Clear Perspective Group, LLC
732.650.2500                              440.353.0552
tbocchino@nbsc.com                        mdennis@cpg-llc.com


                            FOR IMMEDIATE RELEASE
                            ---------------------


          NEW BRUNSWICK SCIENTIFIC REPORTS FIRST-QUARTER 2006 EARNINGS


EDISON, NEW JERSEY, MAY 9, 2006-New Brunswick Scientific Co., Inc. (NBS) (NASDAQ: NBSC), today announced financial results for the 2006 first quarter ended April 1, 2006.

Reflecting strength in the international markets, first-quarter 2006 net sales set a new first-quarter record of $17.0 million, exceeding last year's first-quarter record of $16.1 million by five percent. Domestic sales decreased three percent and international sales increased, 11%, during the period. The stronger dollar had a negative impact of approximately $0.6 million on the quarter's sales.

Net income for the quarter increased 43% to $583,000 from $407,000 for the comparable year-ago period. Diluted earnings per share were $0.06, up from the $0.05 per share reported for 2005's first quarter.

Income from operations for the current quarter increased 55% to $995,000 from $643,000 a year ago.

Gross margin expanded during the first quarter of 2006 due primarily to higher absorption of overhead as a result of increased production at our factories, product mix and a greater proportion of direct salesGross margin for the period improved to 40.7% compared with 40.0% in the fourth quarter of 2005 and 39.1% in the first quarter of 2005.

First-quarter 2006 selling, general and administrative expenses decreased as a percentage of sales to 27.3% from 28.1% in 2005's first quarter. Research, development and engineering expenses increased 13% to $1.3 million in the 2006 first quarter related to the Company's new-product development program.

Commenting on the improved financial results, NBS Chairman David Freedman stated: "We experienced an overall increase in demand for our products during the year's opening three months. For the first quarter of 2006, order intake increased 5.7% versus the year-ago period, and backlog increased 30.5%. Considering the current market environment, combined with continuing positive response to newly introduced products, we are off to what appears to be another good year for NBS."

To be added to New Brunswick Scientific's e-mail distribution list, please click on the link below:

HTTP://WWW.CLEARPERSPECTIVEGROUP.COM/CLEARSITE/NBSC/EMAILOPTIN.HTML
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ABOUT NEW BRUNSWICK SCIENTIFIC
New Brunswick Scientific Co., Inc., is a leading global provider of a comprehensive line of research equipment and scientific instrumentation for use in the life science industry. The Company's products are used in the creation, maintenance and control of physical and biochemical environments required for the growth, detection and storage of microorganisms for medical, biological and chemical applications, as well as environmental research and commercial product development. NBS is a forerunner in the research and development of pioneering equipment to meet the challenges of new areas of advancement in life science. Established in 1946, New Brunswick Scientific is headquartered in Edison, New Jersey, with sales and distribution facilities strategically located in the United States, Europe and Asia. For more information, please visit www.nbsc.com
                                                                    ------------
..


This document contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "will" or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of the Company. The forward-looking statements involve a number of risks and uncertainties, including but not limited to, changes in economic conditions, demand for the Company's products, pricing pressures, intense competition in the industries in which the Company operates, the need for the Company to keep pace with technological developments and respond in a timely manner to changes in customer needs, the Company's dependence on third-party suppliers, the effect on foreign sales of currency fluctuations, acceptance of new products, the labor relations of the Company and its customers and other factors identified in the Company's Securities and Exchange Commission filings. Forward-looking statements are based on management's current expectations and assumptions, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially from these expectations and assumptions due to changes in global political, economic, business, competitive, market, regulatory and other factors. The Company undertakes no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.



                           --FINANCIAL RESULTS FOLLOW-

              NEW BRUNSWICK SCIENTIFIC CO., INC., AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per-share amounts)
                                   (Unaudited)

                                                        THREE MONTHS ENDED
                                                 APRIL 1, 2006     APRIL 2, 2005
                                                 -------------     -------------

Net sales                                           $16,967          $16,108
Operating costs and expenses:
  Cost of sales                                      10,060            9,806
  Selling, general and administrative expenses        4,626            4,522
  Research, development and engineering expenses      1,286            1,137
                                                    -------          -------

Total operating costs and expenses                   15,972           15,465
                                                    -------           ------
Income from operations                                  995              643
Other income (expense):
  Interest income                                        88               53
  Interest expense                                      (90)             (36)
  Other, net                                            (30)              19
                                                    -------          -------
                                                        (32)              36
                                                    -------          -------
Income before income tax expense                        963              679
Income tax expense                                      380              272
                                                    -------          -------
Net income                                          $   583          $   407
                                                    =======          =======
Basic income per share                              $  0.06          $  0.05
                                                    =======          =======
Diluted income per share                            $  0.06          $  0.05
                                                    =======          =======


Basic weighted average number of shares outstanding   9,050            8,896
                                                    =======          =======

Diluted weighted average number of shares outstanding 9,117            8,990
                                                    =======          =======

                    SELECTED CONSOLIDATED BALANCE SHEET ITEMS
                             (Dollars in thousands)
                                   (Unaudited)

                                            APRIL 1, 2006     DECEMBER 31, 2005
                                            -------------     -----------------

Cash and cash equivalents                       $ 8,859           $ 11,351
Accounts receivable, net                         11,867             11,989
Inventories                                      14,732             13,155
Property, plant and equipment, net                6,723              6,595
Total assets                                     54,573             54,966
Accounts payable and accrued expenses             8,834             10,782
Long-term debt, net of current installments       1,280              1,389
Shareholders' equity                             38,608             36,718
Working capital                                  24,299             22,870
Current ratio                                 2.8  to 1           2.5 to 1